SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Tatra Resources Ltd.
(Name of small business issuer in its charter)

Nevada	1000
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

Pobrezni 95/74	Val-U-Corp- Services, Inc.
Prague, Czech Republic	1802 N Carson St., Ste 108
18700	Carson City, Nevada 89701
420 723 005 448	(775) 887-8853
(Address and telephone number of registrant’s	(Name, address and telephone
executive office)	number of agent for service)
_________________

Copies to:

Thomas E. Stepp, Jr.
Stepp Law Corporation
15707 Rockfield Boulevard, Suite 101
Irvine, California 92618
Tel: (949) 660-9700
Fax: (949) 660-9010

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,750,000	$0.04	$110,000	$12.90

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

TATRA RESOURCES LTD.
Shares of Common Stock
1,250,000 minimum – 2,750,000 Maximum

Before this offering, there has been no public market for the common stock and after this offering there will be no public market for the common stock.

This offering will begin on the effective date of this registration statement for a period of 270 days.  That date is set forth below as the date of this prospectus  ___________________.   The offering of our common stock will terminate in the event we do not sell the minimum of 1,250,000 shares of our common stock within 270 days from the effective date of this registration statement,or on the date the maximum number of 2,750,000 such shares are sold, which ever date is earlier, but in no event will the offering extend beyond 270 days after the effective date of this registration statement.

We are offering 2,750,000 shares of common stock on a self-underwritten basis, 1,250,000 shares minimum, 2,750,000 shares maximum basis. The offering price is $0.04 per share. Funds from this offering will be deposited in a separate bank account with the Ceskoslovenska Obchodni Bank (CSOB) Jeruzalemska Branch, Jeruzalemska 962/3, Prague, Czech Republic, 11000.  Its telephone number is 420221475227.  The funds will be maintained in that bank account and if we receive a minimum of $50,000 (1,250,000 shares) within 270 days from the effective date of this registration statement, we will withdraw those funds and use them for the purposes set forth in the Use of Proceeds section of this prospectus.  This account is a separate interest bearing multi-currency savings account in which we will segregate the funds you provide to us in connection your subscriptions for shares of our common stock.   The nature of that account will be such that until we sell 1,250,000 shares of our common stock, we will hold those funds as your fiduciary and, in the event we do not sell 1,250,000 shares of our common stock on or before March 1, 2011, those funds will be refunded to you, without interest or any deduction therefrom.   Additionally, because of the nature of that account, those funds will be immune from the claims of any and all third parties, including, but not limited to, our creditors and any other persons who may have a claim against us.  If we sell 1,250,000 shares of our common stock on or before the 270th day from the effective date of this registration statement, all funds received thereafter from the sale of shares of our common stock will be utilized by us immediately for those purposes.
If we do not receive the minimum amount of $50,000 (1,250,000 shares) within 270 days from the effective date of this registration statement, or there would be a change in material terms as listed below, your funds will be promptly returned to you without interest and without a deduction of any kind.

The following are material terms that would entitle you to a refund of your money:

*          extension of the offering period beyond 270 days from the effective date of this registration statement;
*          extension of the date by which we must sell the minimum number of 1,250,000 shares of common stock;
*          change in the offering price;
*          change in the minimum offering amount;
*          change to allow sales to affiliates in order to meet the minimum offering amount;
*          change in the application of proceeds during the offering; or
*          change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

If the changes above occur, any new offering may be made by means of a post-effective amendment.

Refunds:

In the event we do not receive the minimum amount of $50,000  within 270 days of the effective date of this registration statement, we will return your funds to you in the form a cashier’s check sent by DHL as soon as possible following  the termination of this offering.

In the event we do not receive the minimum amount of $50,000 by March 1, 2011, we will return your funds to you in the form a cashier’s check sent by DHL as soon as possible after March 1, 2011.  Until March 2, 2011, no funds will be returned to you.

In the event there is a change in material terms, as listed above, you will be entitled to a full refund without interest and without a deduction of any kind.  In any such event, you will need to send your written request to us at, Pobrezni 95/74, Prague, Czech Republic, 18700. Within 10 days upon receipt of your request, your funds will be returned to you in the form a cashier’s check sent by DHL.

There is no minimum purchase requirements for each investor.

The shares of our common stock registered hereby will be offered and sold using the services of Randy White, our sole officer and director, who will receive no commission or other consideration for those services.

Investing in our common stock involves risks. See “Risk Factors” starting at page 11.

	Offering Price	Expenses	Proceeds to Us

Per Share – Minimum	$0.04	$0.02	$0.02
Per Share – Maximum	$0.04	$0.01	$0.03
Minimum	$50,000	$10,000	$40,000
Maximum	$110,000	$10,000	$100,000

The difference between the aggregate offering price and the proceeds to us is $10,000. The $10,000 will be paid to unaffiliated third parties for expenses connected with this offering. The $10,000 will be paid from the first proceeds of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on October, 22 2009. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search of mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on the Tatra Lode Mining Claim located in Clark County, Nevada, USA. We maintain our statutory registered agent's office at Val-U-Corp- Services, Inc. at 1802 N Carson St., Ste 108, Carson City, Nevada 89701. Our business office is located at Pobrezni 95/74, Prague, Czech Republic 18700. Our telephone number is 420 723 005 448.

We are an exploration stage company. We are engaged in the acquisition, and exploration of mineral properties with a view to exploiting any mineral deposits we discover that demonstrate economic feasibility. We currently own a 100% undivided interest in a mineral property located in Clark County, Nevada, USA recorded as the Tatra Lode Mining Claim. We have not yet commenced exploration. There is no assurance that a commercially viable mineral deposit exists on the property. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined. Economic feasibility refers to a formal evaluation completed by an engineer or geologist which confirms that the property can be successfully operated as a mine.

Our plan of operation is to conduct exploration work on the Tatra Lode Mining Claim in order to ascertain whether it possesses economic quantities of gold. There can be no assurance that economic mineral deposits or reserves, exist on the Tatra Lode Mining Claim until appropriate exploration work is done and an economic evaluation based on such work concludes that production of minerals from the property is economically feasible.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,750,000 shares of common stock, par value $0.001.
Offering price per share	$ 0.04
Offering period	The shares are being offered for a period not to exceed 270 days past the effective date of this registration statement.
Net proceeds to us	$40,000 assuming the minimum number of shares is sold. $100,000 assuming the maximum number of shares is sold.
Use of proceeds	We will use the proceeds to pay for administrative expenses, the implementation of our exploration programs and working capital.
Number of shares outstanding before the offering	2,750,000
Number of shares outstanding after the offering if all of the shares are sold	5,500,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of March 31, 2010
(Audited)
Balance Sheet
Total Assets	$5,499
Total Liabilities	$(13,425)
Stockholders’ Deficit	$(7,926)

Period from
October 22, 2009 (date of inception) to
March 31, 2010 (Audited)
Income Statement
Revenue	$-
Total Expenses	$13,426
Net Loss	$(13,426)

Blank Check Company Issues

Rule 419 of the Securities Act of 1933, as amended (the “Act”) governs offerings by “blank check companies.”  Rule 419 defines a “blank check company” as a exploration stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and issuing “penny stock,” as defined in Rule 3a51-1 under the Securities Exchange Act of 1934.

Our management believes that the Company does not meet the definition of a “blank check company,” because, while we are in the exploration stage, we do have a specific business plan and purpose as described above, and our current purpose is not to engage in a merger or acquisition, and as such, we should not therefore be characterized as a “blank check company.”

GLOSSARY OF TECHNICAL GEOLOGICAL TERMS

The following defined technical geological terms are used in our prospectus:

Assay	The act of testing the purity of precious metals.

Azurite	A blue mineral, an ore of copper.

Basalt	A general term for dark-colored mafic igneous rocks, commonly extrusive but locally intrusive.

Basin	An extent of land where water from rain or snow melt drains downhill into a body of water, such as a river, lake, reservoir, estuary, wetland, sea or ocean.

Breccia	Rock composed of angular fragments of older rocks melded together.

Calamine	An alloy composed of lead, tin, and zinc.

Carbon	A widely distributed element that forms organic compounds in combination with hydrogen, oxygen, etc., and that occurs in a pure state as diamond and graphite, and in an impure state as charcoal.

Chalcopyrite	A copper iron sulfide mineral that is one of the most important sources of copper.

Chrysocolla	A silicate mineral, hydrated copper silicate formed as a decomposition product of copper minerals.

Cinnabar	A heavy reddish mercuric sulfide, that is the principal ore of mercury.

Clastic	Consisting of fragments of minerals, rocks, or organic structures that have been moved individually from their places of origin.

Cretaceous
Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Cryptocrystalline
State of matter in which there is actually orderly arrangement of atoms characteristic of crystals but in units so small (material is so fine grained) that crystalline nature cannot be determined with an ordinary microscope.

Diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Fault Zones	A fault that is expressed as a zone of numerous small fractures.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Galena	A common, heavy mineral, lead sulfide, PbS, occurring in lead-gray crystals, usually cubes, and cleavable masses: the principal ore of lead.

Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks.

Jurassic	The second period of the Mesozoic Era (after the Triassic and before the Cretaceous), thought to have covered the span of time between 190 million years and 135 million years ago.

Kaolinized	To convert (minerals containing kaolinite) into kaolin by weathering.

Limonite	An amorphous hydrated ferric oxide, varying in color from dark brown to yellow, used as an ore of iron.

Lode	A mineral deposit in solid rock

Malachite	A green mineral, basic copper carbonate, an ore of copper.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Miocene	Noting or pertaining to an epoch of the Tertiary Period, occurring from 25 to 10 million years ago, when grazing mammals became widespread.

Normal Fault	A dip-slip fault in which the block above the fault has moved downward relative to the block below.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 544 and 230 million years before the present time).

Pluton	Body of rock exposed after solidification at great depth.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer- grained matrix.

Precambrian	Noting or pertaining to the earliest era of earth history, ending 570 million years ago, during which the earth's crust formed and life first appeared in the seas.

Pyrite
The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

1)
Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)
Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Shear Zone	A wide zone of distributed shearing in rock.

Silicification	Introduction of or replacement by silica.

Smithsonite	A native carbonate of zinc, ZnCO 3 , that is an important ore of the metal.

Sphalerite
A very common mineral, zinc sulfide, ZnS, usually containing some iron and a little cadmium, occurring in yellow, brown, or black crystals or cleavable masses with resinous luster: the principal ore of zinc and cadmium; blackjack.

Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.

Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.

Trenching	The removal of overburden to expose the underlying bedrock.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Tuffs	Rock composed of fine volcanic ash.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Volcanic	Characteristic of, pertaining to, situated in or upon, formed in, or derived from volcanoes.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We have listed below, all known material risks associated investing into Tatra Resources Ltd.

Risks associated with TATRA RESOURCES LTD.

Because our auditors have issued a going concern opinion and because our officer and director will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus, we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual mineral property prospect ever having reserves is extremely remote. In all probability, our Tatra Lode Mining Claim does not contain any reserves. As such, any funds spent on exploration will probably be lost, which would result in a loss of your investment.

The results from each phase of our recommended exploration program may be negative and not warrant further phases of exploration. As a result, you could lose all of your investment.

If the results from the initial phases I and II of our recommended work program are negative and do not warrant further exploration on our only mineral claim the Tatra Lode Claim, management doesn’t have any plans for the use of remaining proceeds from this offering, if any, and you could lose all of your investment.

Because we have not yet commenced business operations and have no history of mineral production or mining operations, we face a high risk of business failure.

We have not yet begun the initial stages of exploration of the Tatra Lode Mining Claim, and thus have no way to evaluate the likelihood that our business will be successful. We were incorporated on October 22, 2009 and to date have been involved primarily in organizational activities and the acquisition of our mineral property interests. We have not earned any revenues as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

We anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from development of the Tatra Lode Mining Claim and the production of minerals from the claim, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Our net loss since inception is $13,426. The loss was a result of the payment of fees for our claims, incorporation, general and administrative expenses, audit and accounting services. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to find mineralized material
*	our ability to extract the mineralized material
*	our ability to generate revenues from the sale of mineralized material

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure against or which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

As we undertake exploration of our mineral properties, we will be subject to compliance with government regulations that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

At this stage of our development, the annual cost of complying with regulatory requirements in the State of Nevada is expected to be minimal. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, will be subject to risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques. Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed underground workings and intelligently designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

We may have to deviate from our plan of operation, however, if we do, we will not return any funds to you.

Mining exploration is speculative. If we are not successful in locating mineralized material, we will have to cease operations or seek another exploration project. Whatever the outcome of our current exploration program, our officers and directors are entrusted with our management for the benefit of our stockholders. As such our management is bound to act in the best interests of our shareholders. If it is in the best interests of our shareholders to modify a proposed exploration program, expand operations into new areas, or entirely change our business operations, it must and will be done. If we deviate from our plan of operation after 270 days of the effective date of our registration statement, we will not return any funds to you.

Because our Director has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our president, Randy White, only spends approximately 25% of his business time providing his services to us. It’s possible that the demands from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business.

Our sole officer and director is located in a remote location from the claim and has no technical training.

Our sole officer and director, Randy White, is located in the Czech Republic which is remote from the company’s mineral claim in Nevada. His remoteness to the mining claim may materially impact the company’s operations and future earnings, if any. He does not have any formal technical training in mining or mineral exploration. Mr. White will have to rely on hired experts such as geologists and technicians to make important decisions and choices throughout the mineral exploration and mining phases. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to the remoteness of Mr. White’s location to the claim and lack of technical training in this industry.

We are solely dependent upon the funds to be raised in this offering to start our business. If we cannot raise the minimum amount we will not be able to commence exploration on our mineral claim.

We need the proceeds from this offering to start our operations.  If the minimum of $50,000 is raised, this amount will enable us, after paying the expenses of this offering, to begin exploration on our mineral claim. If we are not able to raise the minimum amount we will not be able to begin exploration on our mineral claim.

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete the exploration of the acquired mineral claim, and therefore we will need to obtain additional financing in order to complete our business plan. As of March 31, 2010, we had cash in the amount of $5,500. We currently do not have any operations and we have no income.

Our business plan calls for  $97,000 in expenses in connection with the exploration of the Tatra Lode Mining Claim. If we raise the minimum $50,000 through this offering, we will require additional financing in order to complete the entire recommended exploration program. If we cannot raise the additional financing to complete the entire recommended exploration program you may lose your entire investment. In the event we raise the minimum of $50,000, we will complete trenching and sampling, soil surveys and approximately $22,000 of our intended $80,000 core drilling program which will reduce the number of holes we can drill and potentially limit the effectiveness of this Phase of our exploration program resulting in the loss of your investment. We will also require additional financing if the costs of the exploration of the Tatra Lode Mining Claim are greater than anticipated. The following is an outline of the estimated maximum costs of this first phase of exploration of this claim which total $97,000:
Trenching & Sampling	$7,500
Localized Soil Surveys	$9,500
Core Drilling	$80,000

We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including the market prices for gold, investor acceptance of our property and general market conditions. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternative for the financing of further exploration would be our sale of a partial interest in the Tatra Lode Mining Claim to a third party in exchange for cash or exploration expenditures, which is not presently contemplated.

Our geologist Mr. Laurence Sookochoff has served as an officer, director or geologist to a number of public companies that encountered various material changes to their business plans.

Mr. Sookochoff has served as an officer, director, or geologist to a number of public companies which (a) have not moved forward with their exploration activities through completion of at least phase two; (b) have merged with or been acquired by companies in a completely different industry; or (c) have completely abandoned exploration activities without carrying out their recommended exploration programs. If we do not complete all of our intended exploration activities or deviate from our industry you could lose all of your investment.

Risks associated with this Offering

Because there is no public trading market for our common stock, you may not be able to resell your shares.

Our Company plans to have its shares quoted on the NASD OTC Bulletin Board. There are no assurances that we will be successful in listing our shares. There is currently no public trading market for our common stock. Therefore there is no central place, like a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. Therefore, you may not be able to resell your shares. We intend to engage a market maker to apply to have our common stock listed on the OTC Bulletin Board. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the Securities Exchange Commission or applicable regulatory authority. In order to be eligible to be listed on the OTCBB and to maintain such eligibility, we would be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and we would have to remain current in meeting our periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” As a result, an investor may find it more difficult to dispose of the securities offered hereby.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares.  This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $50,000 minimum, $110,000 maximum basis.  The table below sets forth the use of proceeds if $50,000, $75,000, or $110,000 of the offering is sold.

	$50,000	$75,000	$110,000
Gross proceeds	$50,000	$75,000	$110,000
Offering expenses	$10,000	$10,000	$10,000
Net proceeds	$40,000	$65,000	$100,000

The net proceeds will be used as follows:

Trenching & Sampling (phase I)	$7,500	$7,500	$7,500
Soil Surveys (phase II)	$9,500	$9,500	$9,500
Core Drilling (phase III)	$22,000	$46,000	$80,000
Telephone	$500	$1,000	$1,500
Stationary	$200	$400	$600
Office Equipment	$300	$600	$900

Offering expenses will be approximately $10,000 and consist of: (1) legal services, (2) accounting and audit fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist mainly of the recommended exploration programs on our Tatra Lode Mining Claim in a Geological Evaluation Report prepared by Laurence Sookochoff an independent Geologist and consultant. We are not going to spend any money or implement our exploration program until this offering is completed. We have not begun exploration. Our consultant, in consultation with our officers, will supervise and contract for our exploration operations through independent contractors. Trenching and Sampling (phase I) as well as Soil Surveys (phase II) will be completed if we raise only the minimum amount. We will drill as many holes as proceeds from the offering allow. We will drill as many holes as we can based on the amount we are able to raise.

We have allocated funds for telephone service, stationary, acquisition of office equipment and office supplies as needed.

We have allocated variable amounts of money for exploration because we do not know how much will ultimately be needed. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only if we determine we have reserves will we consider developing the claim.

No proceeds from the offering will be paid to our sole officer and director.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $110,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*   our lack of operating history
*   the proceeds to be raised by the offering
*   the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and
*   our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of March 31, 2010, the net tangible book value of our shares of common stock was a deficit of $7,926 or approximately ($0.002882) per share based upon 2,750,000 shares outstanding.

If 2,750,000 Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $92,074 or approximately $0.01674 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01962 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.04 per share to $0.01674 per share.

After completion of this offering, if 2,750,000 shares are sold,  public shareholders  will own approximately 47.61% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $110,000 , or $0.04 per share. Our existing stockholder will own approximately 52.38% of the total number of shares then outstanding, for which he has made contributions of cash totaling $5,500 or approximately $0.002 per share.

If 1,875,000 Shares Are Sold:

Upon completion of this offering, in the event 1,875,000 shares are sold, the net tangible book value of the 4,625,000 shares to be outstanding will be $67,074 or approximately $0.0145 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01738 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.04 per share to $0.0145 per share.

After completion of this offering, if 1,875,000 shares are sold,  public shareholders  will own approximately 35.71% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $75,000, or $0.04 per share. Our existing stockholder will own approximately 59.46% of the total number of shares then outstanding, for which he has made contributions of cash totaling $5,500 or approximately $0.002 per share.

If the 1,250,000 Shares Are Sold:

Upon completion of this offering, in the event 1,250,000 shares are sold, the net tangible book value of the 4,000,000 shares to be outstanding will be $42,074, or approximately $0.01052 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0134 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.04 per share to $0.01052 per share.

After completion of this offering, if 1,250,000 shares are sold,  public shareholders  will own approximately 31.25% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $50,000, or $0.04 per share. Our existing stockholder will own approximately 68.75% of the total number of shares then outstanding, for which he has made contributions of cash totaling $5,500 or approximately $0.002 per share.

The following table compares the differences of public shareholders’ investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all 2,750,000 Shares are Sold:

Price per share	$0.04
Net tangible book value per share before offering	$0.002882
Potential gain to existing shareholders	$0.01962
Net tangible book value per share after offering	$0.01674
Increase to present stockholders in net tangible book value per share
after offering	$0.01962
Capital contributions	$5,500
Number of shares outstanding before the offering	2,750,000
Number of shares after offering assuming the sale of the maximum
number of shares	5,500,250
Percentage of ownership after offering	52.38%

Purchasers of Shares in this Offering if 2,750,000 Shares Sold

Price per share	$0.04
Dilution per share	$0.02325
Capital contributions	$110,000
Number of shares after offering held by public investors	2,750,000
Percentage of capital contributions by existing shareholders	4.76%
Percentage of capital contributions by new investors	95.24%
Percentage of ownership after offering	47.61%

Purchasers of Shares in this Offering if 1,875,000 Shares Sold

Price per share	$0.04
Dilution per share	$0.0255
Capital contributions	$75,000
Number of shares after offering held by public investors	1,875,000
Percentage of capital contributions by existing shareholders	6.83%
Percentage of capital contributions by new investors	93.17%
Percentage of ownership after offering	35.71%

Purchasers of Shares in this Offering if 1,250,000 Shares Sold

Price per share	$0.04
Dilution per share	$0.02948
Capital contributions	$50,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing shareholders	9.91%
Percentage of capital contributions by new investors	90.09%
Percentage of ownership after offering	31.25%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,750,000 shares of common stock on a self-underwritten basis, 1,250,000 shares minimum, 2,750,000 shares maximum basis. The offering price is $0.04 per share. Funds from this offering will be deposited in a separate bank account with the Ceskoslovenska Obchodni Bank (CSOB) Jeruzalemska Branch, Jeruzalemska 962/3, Prague, Czech Republic, 11000.  Its telephone number is 420221475227.  The funds will be maintained in that bank account and if we receive a minimum of $50,000 (1,250,000 shares) within 270 days from the effective date of this registration statement, we will withdraw those funds and use them for the purposes set forth in the Use of Proceeds section of this prospectus.  This account is a separate interest bearing multi-currency savings account in which we will segregate the funds you provide to us in connection your subscriptions for shares of our common stock.  The nature of that account will be such that until we sell 1,250,000 shares of our common stock, we will hold those funds as your fiduciary and, in the event we do not sell 1,250,000 shares of our common stock on or before the 270th day from the effective date of this registration statement, those funds will be refunded to you, without interest or any deduction therefrom.  Additionally, because of the nature of that account, those funds will be immune from the claims of any and all third parties, including, but not limited to, our creditors and any other persons who may have a claim against us.  If we sell 1,250,000 shares of our common stock on or before the 270th day from the effective date of this registration statement, all funds received thereafter from the sale of shares of our common stock will be utilized by us immediately for those purposes.

If we do not receive the minimum amount of $50,000 (1,250,000 shares) within 270 days from the effective date of this registration statement , or there would be a change in material terms as listed below, your funds will be promptly returned to you without interest and without a deduction of any kind.

The following are material terms that would entitle you to a refund of your money:

*          extension of the offering period beyond 270 days from the effective date of this registration statement;
*          extension of the date by which we must sell the minimum number of 1,250,000 shares of common stock;
*          change in the offering price;
*          change in the minimum offering amount;
*          change to allow sales to affiliates in order to meet the minimum offering amount;
*          change in the application of proceeds during the offering; or
*          change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,

If the changes above occur, any new offering may be made by means of a post-effective amendment.

Refunds:

In the event we do not receive the minimum amount of $50,000  within 270 days of the effective date of this registration statement, we will return your funds to you in the form a cashier’s check sent by DHL as soon as possible following  the termination of this offering.
In the event there is a change in material terms, as listed above, you will be entitled to a full refund without interest and without a deduction of any kind. In any such event, you will need to send your written request to us at, Pobrezni 95/74, Prague, Czech Republic, 18700. Within 10 days upon receipt of your request, your funds will be returned to you in the form a cashier’s check sent by DHL.

We will sell the shares in this offering through our officer and director.  He will receive no commission from the sale of any shares. He will not register as broker-dealers under section 15 of the Securities Exchange Act of 1934 in reliance upon the exemption from registration contained in Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officer and director is not statutorily disqualified, is not being compensated, and is not associated with broker/dealers. He is and will continue to be our officer and director at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers.  He will not participate in selling and offering securities for any issuer more than once every twelve months.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

We intend to sell our shares outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $15,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $150,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.   Because the penny stock rules impose additional obligations on broker/dealers, many broker/dealers are unwilling to buy or sell penny stock s or open accounts for customers who wish to buyer or sell penny stock.  As a result the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

This offering will begin on the effective date of this registration statement for a period of 270 days.  That date is set forth as the date of this prospectus. The offering of our common stock will terminate in the event we do not sell the minimum of 1,250,000 shares of our common stock within 270 days from the effective date of this registration statement, or on the date the maximum number of 2,750,000 such shares are sold, which ever date is earlier, but in no event will the offering extend beyond 270 days after the effective date of this registration statement.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.  execute and deliver a subscription agreement; and
2.  deliver a check, certified funds, or wire transfer to us for acceptance or rejection.

All checks for subscriptions must be made payable to TATRA RESOURCES LTD.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditor has issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the claim. That cash must be raised from other sources. Our only other source for cash at this time is investments made through this offering or loans from our sole director, Mr. White. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

We will be conducting research in the form of exploration of the claim. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

Access from Las Vegas, Nevada to the Tatra Lode Claim is southeastward to Boulder City, thence southward via Highway 95 to Searchlight, thence westward via the Searchlight-Nipton section of Highway 164 to Crescent from where a sub-standard road is taken northward to the Tatra Lode Claim. The entire distance from Las Vegas to the Tatra Lode Claim is approximately 82 miles.

In addition to the State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Tatra Lode Claim is in good standing to September 1, 2011. A yearly maintenance fee of $140.00 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the claim contains reserves. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don’t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the claim. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can’t raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The claim is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the claim has never been mined. The only events that have occurred is the recording of the claim by Emil Leimans in our name and a geological evaluation report prepared by Laurence Sookochoff. The registration of the claim and the geological evaluation report was included in the $9,000 billed by Diamond S Holdings of which $4,000 was paid directly by Randy White our director. An additional $5,000 remains to be paid which Mr. White has agreed to pay on behalf of the Company.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining claim may or may not be located on our claim.

We do not claim to have any minerals or reserves whatsoever at this time on the claim.

We intend to implement an exploration program which consists of trenching and core sampling. Trenching is the process of removing samples from the surface and immediately below the surface of the ground.  Core sampling is the process of drilling holes to a depth of up to 100 feet in order to extract samples of earth. Mr. White, after confirming with our consultant, will determine where drilling will occur on the claim. Mr. White will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the claim. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the claim; or develop the claim. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to American Assay Labs of Reno, Nevada.   We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We do not intend to interest other companies in the claim if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultants. We have no plans to interest other companies in the claim if we do not find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this prospectus, we have no plans to raise additional funds other than the funds being raised in this public offering. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise more money. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything.

We don’t intend to hire additional employees at this time. All of the work on the claim will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1.
0-90 days after completion of the offering, begin Phase I of the recommended exploration program recommended by our consultant Laurence Sookochoff. Phase I work will consist of trenching and sampling over mineral zones. Cost – up to $7,500. The exploration program we estimate to take 2 weeks and will be managed by our consultant Laurence Sookochoff.

2.
Upon successful completion and results of Phase I program, 90-180 days after completion of the offering, begin Phase II of the recommended exploration program recommended by our consultant Laurence Sookochoff. Phase II work will consist of localized soil surveys over areas of indicated mineralized zones. Cost – up to $9,500. The exploration program we estimate to take 3 weeks and will be managed by our consultant Laurence Sookochoff.

3.
Upon successful completion and results of Phase II program, 180-210 days after completion of the offering, begin Phase III of the recommended exploration program recommended by our consultant Laurence Sookochoff. Phase III work will consist of test diamond drilling. Cost – up to $80,000. The drilling program we estimate to take up to 3 months.

Limited operating history; need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of the claim before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering, whether it be the minimum amount or the maximum amount, will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From Inception on October 22, 2009 to March 31, 2010

During the period we incorporated the company, hired the attorney, hired the auditor for the preparation of this registration statement and hired a consultant to prepare a geological evaluation report on our claim. Our loss since inception is $13,426 for fees to date which include $4,725 owing to Mr. White for initial expenses of incorporation fees, recording of the claim and geological evaluation report and an additional $3,000 for audit fees associated with this offering.  We have not started our proposed exploration and will not do so until we have completed this offering. We expect to begin operations within 90 days after we complete this offering. Since inception, we sold 2,750,000 shares of common stock to Randy White our director for $5,500.

Liquidity and capital resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the claim, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Since our inception, we have financed our operations by contributions to our capital.  Randy White, our sole officer and director, has provided the funds necessary for us to continue our operations.  We contemplate that Mr. White will continue to provide cash to fund our operations until we are able to sell shares of our common stock; provided, however, we can provide no assurance or guarantee that Mr. White will continue to fund our operations.  Additionally, we have no agreement or other enforceable relationship with Mr. White pursuant to which he will provide the funds necessary to allow us to continue our operations.  At the present time, we have not made any other arrangements to raise additional cash, other than through this offering. If we need additional cash and can’t raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We have the right to explore one claim containing one twenty acre claim. We will begin our exploration plan upon completion of this offering. We expect to start exploration operations, weather permitting, within 90 days of completing this offering. As of the date of this prospectus, we have yet to begun operations and therefore we have yet to generate any revenues.

Since inception, we have issued 2,750,000 shares of our common stock to our sole officer and director and received $5,500.

We issued 2,750,000 shares of common stock to our sole officer and director pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1993. The purchase price of the shares was $5,500. This was accounted for as an acquisition of shares. The proceeds of $5,500 from the acquisition of shares and $4,725 in a Shareholder loan from Randy White covered our initial expenses of $10,225 including incorporation, fees for registering the claim and a geological evaluation report which was paid directly to Diamond S Holdings. The amount owed to Mr. White is non-interest bearing, unsecured and due on demand. Further, the agreement with Mr. White is oral and there is no written document evidencing the agreement.

As of March  31, 2010, our total assets were $5,499 and our total liabilities were $13,425.

BUSINESS

General

We were incorporated in the State of Nevada on October 22, 2009. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one claim. We maintain our statutory registered agent’s office at Val-U-Corp- Services, Inc., 1802 N Carson St., Ste 108, Carson City, Nevada 89701 and our business office is located at Pobrezni 95/74, Prague, Czech Republic 18700. This is our mailing address as well. Our telephone number is 420 723 005 448. This is Mr. White’s office.  We use this space on a rent free basis.

There is no assurance that a commercially viable mineral deposit exists on the claim and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

The fee simple title to the property is owned by the United States of America.  Mineral Property Services staked the land and obtained a claim from the BLM.  The claim is referred to as “Tatra Lode Claim.”  We have the right to enter on the claim with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the claim.  We are the registered owner of the Tatra Lode Claim.

The claim is unencumbered and there are no competitive conditions which affect the claim. Further, there is no insurance covering the claim and we believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements.

To date, we have not performed any work on the claim. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the claim until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Claim

The Tatra Lode Claim, comprised of one located claim with an area of 20 acres, is located in the Sunset Mining District within the southwestern corner of the State of Nevada, U.S.A. We are the registered owner of  the Tatra Lode Claim.

MAP 1

MAP 2

PROPERTY DESCRIPTION, LOCATION & ACCESS

The Tatra Lode Claim, comprising 20 acres, was located on January 18, 2010 and was filed in the Clark County recorder’s office in Las Vegas on January 19, 2010 as Instrument #’s 201001190002955 and 201001190002954 No 0002955, File 83, and page 29 in the official records book No.201000119.

The Tatra Lode Claim is located within Township 28S, Range 60E, Section 6 in the Sunset Mining District of Clark County, Nevada.

Access from Las Vegas, Nevada to the Tatra Lode Claim is southeastward to Boulder City, thence southward via Highway 95 to Searchlight, thence westward via the Searchlight-Nipton section of Highway 164 to Crescent from where a sub-standard road is taken northward to the Tatra Lode Claim. The entire distance from Las Vegas to the Tatra Lode Claim is approximately 82 miles.

In addition to the State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Tatra Lode Claim is in good standing to September 1, 2011. A yearly maintenance fee of $140.00 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year.

PHYSIOGRAPHY, CLIMATE, VEGETATION & WATER

The Tatra Lode Claim is situated midway through the approximate 14 mile Lucy Grey Mountain Range, a north-south trending range of mountains with crests reaching elevations up to 2,500 feet. The Claim covers the peak of a central northerly trending ridge with moderate slopes in all directions from the peak. Slopes to the southwest reverse to upward near the southwest corner and at an elevation of 1,045 feet to a continuation of the southeasterly and southerly trend of the ridge. Topography (Figure 5) on the Claim is moderate with the lowest elevation of 930 feet at the southwest corner; the highest elevation is the central peak at 1,105 feet.

The Claim area is of a typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water would be available from valley wells some two miles to the southwest.

HISTORY

The Sunset Mining District was established in 1867 within an area comprised of a group of hills (Lucy Grey Range) of relatively low relief about 16 miles south of Jean, Nevada in the extreme southern part of  T. 27S., R. 60E.

There is no recorded production from the ground covered by the Tatra Lode Claim; however, inclusive prospect pits indicate the exploration of mineralized zones.

REGIONAL GEOLOGY

Geologically, the Sunset district is the southern extension of the Yellow Pine District where the Mountain Ranges consist mainly of Paleozoic sediments which have undergone intense folding accompanied by faulting. A series of Carboniferous sediments consist largely of siliceous limestones and include strata of pure crystalline limestone and dolomite with occasional intercalated beds of fine grained sandstone. These strata have a general west to southwest dip of from 15 to 45 degrees which is occasionally disturbed by local folds. Igneous rocks are scarce and are represented chiefly by quartzmonzonite porphyry dikes and sills. The quartz-monzonite porphyry is intruded into these strata and is of post-Jurassic age, perhaps Tertiary.

Stratigraphy

The sedimentary rocks in the Yellow Pine District range in age from Upper Cambrian to Recent. The Paleozoic section includes the Cambrian Tatra King and Nopah Formations, the Devonian Sultan, Mississippian Monte Cristo Limestone, Pennsylvanian/Mississippian Bird Spring Formation and Permian Kaibab Limestone (Carr, 1987).

Permian:
Red beds
Mississippian to Permian:
Bird Spring Formation
Local erosional unconformity
Mississippian:
Monte Cristo Limestone:
Yellowpine Limestone Member Arrowhead Limestone Member Bullion Dolomite
Member Anchor Limestone Member Dawn Limestone Member
Devonian:
Sultan Limestone:
Crystal Pass Limestone Member; Valentine Limestone Member; Ironside Dolomite
Member.
Cambrian to Devonian(?):
Goodsprings Dolomite
Precambrian
Schist, gneiss, and coarse-grained igneous rocks

The Mesozoic section is comprised only of the Triassic Moenkopi and Chinle Formations and an upper Mesozoic unit of uncertain age termed the Lavinia Wash Formation. The Paleozoic rocks are dominantly carbonates while the Mesozoic units are continental clastics. Tertiary rocks include gravels and minor volcanic tuffs.

Only two varieties of intrusive rocks are known in the district. The most abundant is granite porphyry which forms three large sill-like masses (Hewett, 1931). The sills generally lie near major thrust faults and are thought to have been emplaced along breccia zones at the base of the upper plate of the thrust fault. Locally, small dikes of basaltic composition and uncertain age have been encountered in some of the mine workings.

Structure

The region reveals an amazing record of folding, thrust faulting and normal faulting. Folding began in the early Jurassic, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California.

Deformation within this belt began in the Jurassic and continued until Cretaceous time. Within the Goodsprings District thrust faulting appears to post-date much of the folding, but despite intensive study the actual age of thrusting continues to be the subject of contentious debate.
Three major thrusts have been mapped; from west to east, the Green Monster, Keystone and Contact thrusts.

Of these, the Keystone is the most persistent along strike having been mapped for a distance of over 50 kilometers. The stratigraphic relationships along the Keystone fault are similar to those for all the major thrusts in the area, Cambrian Tatra King Formation has been thrust eastward over younger Paleozoic rocks.

Normal faulting has received much less study, despite its close association with many ore deposits in the district. Hewett (1931) suggested normal faulting began in the early Cretaceous and continued through the Tertiary. Albritton, et al (1954) adopted the more recent theory that all normal faulting is related to Basin and Range extension and thus is no older than Miocene.
Burchfiel and Davis (1988) also restrict normal faulting to the Tertiary, but concede some of the thrust faults may have been reactivated as low angle normal faults during early Tertiary.

PROPERTY GEOLOGY

The Tatra Lode Claim is indicated to be underlain in part by basement Precambrian rocks overlain by the Cambrian to Devonian Goodsprings dolomite.

REGIONAL MINERALIZATION

Ore Mineralogy and Alteration

In the Goodsprings District proximally north of the Sunset Mining District, the ore deposits can at best be characterized as enigmatic. They appear to fall into two distinct types, which may or may not be related, gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to silllike masses of granite porphyry.

The lead-zinc deposits are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults.

Mineralogy of gold-copper deposits consists of native gold , pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerrusite, anglesite, galena and iron oxides. The rather unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 600 feet.

To date, we have not performed any work on the claim. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the claim until further exploration is done.

PROPERTY MINERALIZATION

We will need to explore the claim beginning with Phase I of the recommended exploration program to determine the mineralization of the claim.

Supplies

Supplies and manpower are readily available for exploration of the claim.

Other

Other than our interest in the claim, we own no other property.

Our Proposed Exploration Program

Working with a $40,000 to $100,000 budget, we plan on doing trenching work with a back-hoe to expose bedrock.  Metal detecting, soil and rock chip sampling, and geological mapping will be done once the bedrock is exposed.  The object of this work will be to determine if there is an economically recoverable gold resource on this claim.  All sample locations will be marked and mapped.  The initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

We intend to carry out the minimum of Phase I and II of our recommended exploration program. We believe these two phases of work will be sufficient in determining whether to continue to Phase III. If the results from the first two Phases of work do not warrant Phase III of our recommended exploration program, management has no plans for any remaining proceeds from this offering, if any, and you could lose all of your investment.

It will take us two to three weeks to complete the trenching and collect the samples.  Samples will be shipped to American Assay Labs of Reno Nevada, certified assayers.  It will take another two to three weeks to obtain results from the lab.  We will plot all sample locations on enlarged topo maps and provide GPS with these locations.  Thereafter we will begin soil surveys and core drilling.

Funds will be used exclusively for trenching, grid installation, metal detection, sample collecting, supplies, shipping, lab costs, meals, motels, truck fuel and labor.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The claim is undeveloped raw land. Exploration and surveying has not been initiated until we raise additional money. That is because we do not have money to complete exploration.

Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the claim.

The costs of our work program were provided by Professional Engineer and Geologist, Laurence Sookochoff.  We have no relationship with Mr. Sookochoff. We will begin exploration activity in the fall of 2010.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success.  That is because we have a piece of raw land and we intend to look for a gold ore body.  We may or may not find an ore body.  We have the right to prospect, explore, test, develop, work and mine the claim.  We hope we do, but it is impossible to predict the likelihood of such an event.  The overwhelming likelihood is that there is no ore body on our sole mineral claim.  In addition, the nature and direction of the exploration may change depending upon initial results.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

The following is an outline of the estimated maximum costs of this first phase of exploration of this claim:

Trenching & Sampling	$7,500
Localized Soil Surveys	$9,500
Core Drilling	$80,000

In the event we raise the minimum of $50,000, we will complete trenching and sampling, soil surveys and approximately $22,000 of our intended $80,000 core drilling program which will reduce the number of holes we can drill and potentially limit the effectiveness of this Phase of our exploration program resulting in the loss of your investment.  We will also require additional financing if the costs of the exploration of the Tatra Lode Mining Claim are greater than anticipated.
Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the claim. We will either find gold on the claim or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in the United States and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Rental Fee Requirement

The Federal government’s Continuing Act of 2002 extends the requirement of rental or maintenance fees in place of assessment work for filing and holding mining claims with the BLM. All claimants must pay a yearly maintenance fee of $125 per claim for all or part of the mining claim assessment year. The fee must be paid at the State Office of the Bureau of Land Management by August 31, of each year. We have paid this fee through 2010. The assessment year ends on noon of September 1 of each year.  The initial maintenance fee is paid at the time the Notice of Location is filed with the BLM and covers the remainder of the assessment year in which the claim was located. There are no exemptions from the initial fee. Some claim holders may qualify for a Small Miner Exemption waiver of the maintenance fee for assessment years after the year in which the claim was located.  We do not qualify for a Small Miner Exemption.  The following sets forth the BLM fee schedule:

Fee Schedule (per claim)
Location Fee	$30
Maintenance Fee	$125
Service Charges	$10
Transfer Fee	$5
Proof of Labor	$5
Notice of Intent to Hold	$5
Transfer of Interest	$5
Amendment	$5
Petition for Deferment of Assessment Work	$25
Notice of Intent to Locate on Stock Raising Homestead land	$25

The BLM regulations provide for three types of operations on public lands: 1. Casual Use level, 2. Notice level and 3. Plan of Operation level.

1. Casual Use means activities ordinarily resulting in no or negligible disturbance of the public lands or resources. Casual Use operations involve simple prospecting with hand tools such as picks, shovels, and metal detectors. Small-scale mining devices such as dry washers having engines with less than 10 brake-horsepower are allowed, provided they are fed using only hand tools. Casual Use level operations are not required to file an application to conduct activities or post a financial guarantee.

2. Notice level operations include only exploration activities in which five or less acres of disturbance are proposed. Presently, all Notice Level operations require a written notice and must be bonded for all activities other than reclamation.

3. Plans of Operation activities include all mining and processing (regardless of the size of the proposed disturbance), plus all other activities exceeding five acres of proposed public land disturbance.

Operators are encouraged to conduct a thorough inventory of the claim to determine the full extent of any existing disturbance and to meet with field office personnel at the site before developing an estimate. The inventory should include photographs taken “before” and “after” any mining activity.

If an operator constructs access or uses an existing access way for an operation and would object to BLM blocking, removing, or claiming that access, then the operator must post a financial guarantee that covers the reclamation of the access.

Concurrence by the BLM for occupancy is required whenever residential occupancy is proposed or when fences, gates, or signs will be used to restrict public access or when structures that could be used for shelter are placed on a claim. It is the claimant's responsibility to prepare a complete notice or plan of operators.

Mining Claims On State Land

The Nevada law authorizing location of claims on State Lands was repealed in 1998. Acquisition of mineral rights on Nevada trust land can only be accomplished by application for a prospecting permit, mineral lease, or lease of common variety materials.

We will secure all necessary permits for exploration and, if development is warranted on the claim, will file final plans of operation before we start any mining operations. At this point, a permit from the BLM would be required. Also, we would be required to comply with the laws of the state of Nevada and federal regulations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the claim. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with all laws and will continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the claim.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities.

We have not allocated any funds for the cost of reclamation of the claim. Randy White, our sole officer and director has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the claim should mineralized material not be found thereon.  There is one agreement evidencing both events.  The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. White has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same.  Accordingly, we will have no right of action against Mr. White should he not advance the funds we need until the public offering is completed or failed or Mr. White does not advance the cost of reclamation of the claim should mineralized material not be found thereon.

Subcontractors

We intend to use the services of a consultant who will supervise the subcontractors for manual labor exploration work on the claim.  We have not selected the consultant as of the date of this prospectus and will not do so until we have completed this offering.

Employees and Employment Agreements

At present, we have no full-time employees. Our sole officer and director is a part-time employee and will devote about 25% of his time or ten hours per week to our operation. Our sole officer and director does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director. Our sole officer and director will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire qualified persons to perform our exploration activities.  As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

Claim Interests and Mining Claims in General

Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the BLM or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Reclamation

We generally are required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will obtain the licenses, permits or other authorizations currently required to conduct our exploration program. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed there under in the Nevada and United States.

Our mineral exploration program is subject to the regulations of the Bureau of Land Management. The prospecting on the claim is provided under the existing 1872 Mining Law and all permits for exploration and testing must be obtained through the local Bureau of Land Management office of the Department of Interior. Obtaining permits for minimal disturbance as envisioned by this exploration program will require making the appropriate application and filing of the bond to cover the reclamation of the test areas. Phase I and II of the recommended exploration program will not require a bond. The bond required for the Phase III drilling program is not known at this time and would only be established by the appropriate Nevada government agency upon application by Tatra Resources Ltd. The application by Tatra would be submitted upon completion of the Phase I and the Phase II exploration and prior to the initiation of the Phase III program. The bond allocation is estimated at  $2,500.00. From time to time, an archeological clearance may need to be contracted to allow a drilling  program to proceed.

Environment Regulations

Our activities are subject to various federal and state laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. We intend to conduct business in a way that safeguards public health and the environment.  We will conduct our operational compliance with applicable laws and regulations.

Changes to current state or federal laws and regulations, where we intend to operate could in the future require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our project.

During 2009, there were no material environmental incidents or non-compliance with any applicable environmental regulations on the Tatra Lode Claim

Our Office

Our office is located at Pobrezni 95/74, Prague, Czech Republic 18700. This is our mailing address as well. Our telephone number is 420 723 005 448. This is Mr. White’s office.  We use this space on a rent free basis.

MANAGEMENT

Officers and directors

Our directors will serve until their successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until his or his successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Randy White Pobrezni 95/74 Prague, 18700 Czech Republic	42	President, Principal Executive Officer, Secretary, and a member of the Board of Directors

Background of officers and directors

February 1999 to current: Founder and President of Stratus Investments Group, a private enterprise he founded in Vancouver, Canada, which invests in real-estate and provides corporate finance and consulting for companies exploring in the natural resources industry. Consulting services are focused on European public markets and include investor introductions and public listings.

October 22, 2009 to current: Founder, Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and a member of the Board of Directors of Nevada Corp Tatra Resources Ltd., a mineral exploration company exploring its claim in the State of Nevada.

December 2007 to current: Positions held with Modern Renewable Technologies, Inc., a company seeking opportunities to become a distributor of green building products to the retail building products industry and trading on the Bulletin Board under the symbol MRNZ, are as follows: December 2007 to August 2008, Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director. August 2008, Chief Financial Officer, Secretary, Treasurer, and Director. December 2009 to current, Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director.

June 2004 to March 2006: President, CEO, Secretary, Treasurer and Director of Nevada Corp, Integrated Security Technologies Inc., a provider of security surveillance products to  the  private and non-private sectors.

During the past ten  years, Mr. White has not been the subject of the following events:

(1)           A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of  Mr. White, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)           Mr. White has not been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)           Mr. White has not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)             Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)            Engaging in any type of business practice; or

(iii)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)           Mr. White has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of Mr. White to engage in any activity described in paragraph (f) (3) (i) of Item 401(f) of Regulation S-K, or to be associated with persons engaged in any such activity;

(5)           Mr. White has not been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)           Mr. White has not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)           Mr. White has not been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)        Any federal or state securities or commodities law or regulation; or

(ii)       Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)      Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)          Mr. White has not been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3 (a) (26) of the Exchange Act (15 U.S.C. 78c (a) (26))), any registered entity (as defined in Section 1 (a) (29) of the Commodity Exchange Act (7 U.S.C. 1 (a) (29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee Financial Expert

We do not have an audit committee financial expert.  We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that our officers and directors will devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our sole officer from inception on October 22, 2009 through March 31, 2010.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	Sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Randy White	2009	0	0	0	0	0	0	0	0
President, Secretary,	2008	0	0	0	0	0	0	0	0
and Treasurer	2007	0	0	0	0	0	0	0	0

As of the date hereof, we have not entered into an employment contract with our sole officer and do not intend to enter into any employment contracts until such time as it profitable to do so.

As of March 31, 2010 we have not paid any compensation to our sole officer.

The following table sets forth information with respect to compensation paid by us to our sole director during the last completed fiscal year. Our fiscal year end is March 31.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Randy White	0	0	0	0	0	0	0

All compensation received by our sole officer and director has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our sole officer and director.

We have no plans to pay any salaries to anyone until mineralized material is discovered and we begin selling the same.

As of March 31, 2010, we have not paid any compensation to our sole director.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our sole director does not receive any compensation for serving as a member of the board of directors.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	The Offering	Shares are Sold	Shares are Sold
Randy White Pobrezni 95/74 Prague, 18700 Czech Republic	2,750,000	2,750,000	50%

All Officers and Directors	2,750,000	2,750,000	50%
as a Group (1 person)

[1]	The person named above is a “promoter” as defined in the Securities Exchange Act of 1934. Mr. White is our only promoter.

Future Sales by Existing Stockholders

2,750,000 shares of common stock were issued to Randy White, our sole officer and director on October 24, 2009. The 2,750,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Rule 144 permits unlimited public resales by non-affiliates of his shares six months after their acquisition , provided that current public information is available.  After six months, affiliates may resell their shares in accordance with all of the Rule 144 requirements including: current public information; volume limitations (not more than 1% of the total outstanding shares every three months); sales must be made in broker’s transactions or with a market maker; and, filing a Form 144.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 2,750,000 shares of our stock are currently owned by our sole officer and director.  He will likely sell a portion of his stock, if it is beneficial for him to do so.  If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

There is currently no public market for our shares of common stock and there is no assurance a public market will ever develop .

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, our present stockholders will own approximately 50% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we conduct business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

We have not appointed a stock transfer agent as of this time.

CERTAIN TRANSACTIONS

In October 2009, we issued 2,750,000 shares of restricted common stock to Randy White, our president, in consideration of $5,500.

Mr. White also caused the claim, comprised of one mining claim and geological evaluation report, to be staked by a registered agent in consideration of $9,000.

Randy White, our president, has advanced $4,725 for our operations since inception.  The advances are not evidenced by any written documentation.  Mr. White has agreed to accept repayment when we have sufficient funds to do so however repayment of these funds will not come from the funds raised in this offering.  The advances by Mr. White are interest free.

We use approximately 20 square feet of office space at Mr. White’s office for our office on a rent free basis.

Mr. White is our only promoter.  He has not received and will not receive anything of value from us, directly or indirectly in his capacity as a promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our audited financial statements for the period from inception to March 31, 2010, included in this prospectus have been audited by MaloneBailey LLP, 10350 Richmond Ave, Suite 800, Houston, TX 77042 as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Stepp Law Corporation has passed on the legality of the shares of common stock being sold in this offering.

FINANCIAL STATEMENTS

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Chartered Accountants.

Our financial statements from inception to March 31, 2010 (audited) immediately follow:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Tatra Resources Ltd.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Tatra Resources Ltd. (An Exploration stage company) as of March 31, 2010 and the related statements of expenses, stockholders' deficit, and cash flows for the period from inception (October 22, 2009) through March 31, 2010. These financial statements are the responsibility of Tatra Resources Ltd. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tatra Resources Ltd. as of March 31, 2010 and the results of its operations and its cash flows for the period from inception through March 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Tatra Resources Ltd. will continue as a going concern. As discussed in Note 1 to the financial statements, Tatra Resources Ltd.
has a net loss, and working capital deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

MALONEBAILEY, LLP
www.malonebailey.com
Houston, TX
May 13, 2010

TATRA RESOURCES LTD.
(An Exploration Stage Company)

 BALANCE SHEET

March 31,
2010

ASSETS

Current Assets
Cash	$5,499

TOTAL ASSETS	$5,499

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	$8,700
Due to shareholders	4,725
TOTAL LIABILITIES	13,425

Stockholders’ Deficit

Common Stock, 75,000,000 common shares authorized with a par value of $0.001, 2,750,000 issued and outstanding	2,750
Additional paid-in capital	2,750
Deficit accumulated during the exploration stage	(13,426)

Total Stockholders’ Deficit	(7,926)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,499

See accompanying summary of accounting policies and notes to financial statements

TATRA RESOURCES LTD.
(An Exploration Stage Company)

  STATEMENT OF EXPENSES

From Inception (October 22, 2009) to March 31, 2010

Expenses:
General and administrative	$13,426

NET LOSS	$(13,426)

Net basic and diluted per common share	$(0.00)

Weighted average of common shares outstanding	2,750,000

See accompanying summary of accounting policies and notes to financial statements

TATRA RESOURCES LTD.
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

From Inception (October 22, 2009) to March 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(13,426)

Change in assets and liabilities:
Accounts payable and accrued liabilities
NET CASH USED IN OPERATING ACTIVITIES
8,700
CASH FLOWS FROM FINANCING ACTIVITIES	(4,726)

Shareholder loan	4,725
Proceeds from sale of stock	5,500

NET CASH PROVIDED BY FINANCING ACTIVITIES

NET CHANGE IN CASH	5,499

CASH AT BEGINNING OF PERIOD	-

CASH AT END OF PERIOD	$5,499
Supplemental Disclosures

Interest paid	$-
Income taxes paid	$-

See accompanying summary of accounting policies and notes to financial statements

TATRA RESOURCES LTD
(An Exploration Stage Company)

 STATEMENT OF STOCKHOLDERS’ (DEFICIT)
PERIOD FROM OCTOBER 22, 2009 (INCEPTION) THROUGH MARCH 31, 2010

	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE	TOTAL
Shares issued for cash
Founders Shares for cash	2,750,000	$2,750	$2,750	$-	$5,500
Net loss	-	-	-	(13,426)	(13,426)

Balances at March 31, 2010	2,750,000	$2,750	$2,750	$(13,426)	$(7,926)

See accompanying summary of accounting policies and notes to financial statements

TATRA RESOURCES LTD.
(An Exploration stage company)

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS & GOING CONCERN

Tatra Resources Ltd. was incorporated in Nevada on October 22, 2009.  Tatra Resources Ltd is An Exploration Stage Company as defined by Accounting Standard Codification (ASC 915-15) and has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations

Going Concern

These financial statements have been prepared on a going concern basis. Tatra resources Ltd has incurred losses since inception resulting in an accumulated deficit since inception and further losses are anticipated in the exploration of its business raising substantial doubt about Tatra Resources Ltd’s ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of Tatra Resources Ltd’s., to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management has plans to seek additional capital through a private placement and public offering of its common stock.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Tatra Resources Ltd have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

The consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Organization and Start-up Costs

Costs of startup activities, including organizational costs, are expensed as incurred.

Acquisition, Exploration and Evaluation Expenditures

Tatra Resources Ltd is An Exploration stage company and has not yet realized any revenue from its operations. It was primarily engaged in the acquisition, exploration and exploration of mining properties. Mineral property acquisition costs are capitalized while mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve and subject to recoverability tests.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date the Company has not experienced losses in any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at time of issuance to be cash equivalents. At March 31, 2010 the Company had no cash equivalents.

Financial Instruments

The carrying value of cash, due to shareholder and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Tatra Resources Ltd’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates.

Income Taxes

Tatra Resources Ltd. uses the asset and liability method of accounting for income taxes in accordance with ASC 740– “Accounting for Income Taxes.”  This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes.  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Basic and Diluted Net Loss per Share

Tatra Resources Ltd. reports basic loss per share in accordance with ASC 260– “Earnings per Share”.  Basic loss per share is computed using the weighted average number of common stock outstanding during the period.  Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period.  At March 31, 2010 Tatra Resources Ltd has no common stock equivalents.

New Accounting Pronouncements

The Company does not believe the adoption of recently issued accounting pronouncements will have an impact on The Company’s financial position, results of operations or cash flows.

3. SHAREHOLDER LOANS

These loans are unsecured, not subject to interest and payable upon demand.  The balance as of March 31, 2010 is $4,725.

4. MINERAL PROPERTIES

On January 19, 2010, the Company recorded a mineral interest in an area known as the Tatra Lode Claim in the Sunset Mining District of Clark County, Nevada. This claim covers an area of 20 acres. The costs of recording this claim and related evaluation report total $9,000 and have been included in General & Administrative expenses in accordance  with the Company’s accounting policies.

5. STOCKHOLDERS’ EQUITY

On October 22, 2009 the Company issued 2,750,000 shares of its common stock for $0.002 per share for total cash proceeds of $5,500 to the president and director of the Company.

6. INCOME TAXES

Since inception, Tatra Resources Ltd. has incurred net losses and therefore it has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $13,426.

Income tax provision

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.  Pursuant to ASC 740, Tatra Resources Ltd. is required to compute tax asset benefits for net operating losses carried forward.  Potential benefit of net operating losses have not been recognized in these financial statements because Tatra Resources Ltd cannot be assured that it is more likely than not it will utilize the net operating losses carried forward in future years.

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

2010

Computed expected (benefit of) income taxes	$(4,565)

Increase in valuation allowance	4,565

Income tax provision	$-

7. SUBSEQUENT EVENTS

The Company has evaluated all events subsequent to March 31, 2010 through the date of filing and concluded that there are no significant or material transactions to be reported.

TATRA RESOURCES LTD.
(An Exploration Company)
BALANCE SHEETS
(unaudited)

	June 30,	March 31,
	2010	2010

ASSETS

Current Assets
Cash	$221	$5,499

TOTAL ASSETS	$221	$5,499

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable and accrued liabilities	$4,140	$8,700
Due to shareholder	11,395	4,725

TOTAL LIABILITIES	15,535	13,425

Stockholders’ Deficit

Common Stock, 75,000,000 common shares authorized with a par value of $0.001, 2,750,000 common shares issued and outstanding.	2,750	2,750

Additional paid-in capital	2,750	2,750

Deficit accumulated during the exploration stage	(20,814)	(13,426)

Total Stockholders’ Deficit	(15,314)	(7,926)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$221	$5,499

See accompanying notes to unaudited financial statements.

TATRA RESOURCES LTD.
(An Exploration  Stage Company)
STATEMENTS OF  EXPENSES
(unaudited)

	For the Three Months ended	From Inception (October 22, 2009)
	June 30,	to June 30,
	2010	2010

Expenses
General and administrative	$7,388	$20,814

NET LOSS	$(7,388)	$(20,814)

Net basic and diluted per common share	$(0.00)	N/A

Weighted Average of common shares outstanding	2,750,000	N/A

See accompanying notes to unaudited financial statements.

TATRA RESOURCES LTD.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months ended	From Inception (October 22, 2009) to
	June 30,	June 30,
	2010	2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(7,388)	$(20,814)
Change in assets and liabilities
Accounts payable and accrued liabilities	(4,560)	4,140
NET CASH USED IN OPERATING ACTIVITIES	(11,948)	(16,674)

CASH FLOWS FROM FINANCING ACTIVITIES
Shareholder loan	6,670	11,395
Proceeds from sale of stock
	-	5,500

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,670	16,895

NET CHANGE IN CASH	(5,278)	221

CASH AT BEGINNING OF PERIOD	5,499	-

CASH AT END OF PERIOD	$221	$221

Supplemental Disclosures:
Interest paid	$-	$-
Income taxes paid	-	-

See accompanying notes to unaudited financial statements.

TATRA RESOURCES LTD.
(An Exploration Stage Company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Tatra Resources Ltd. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with Tatra Resources Ltd’s audited 2010 annual financial statements and notes there to contained in Tatra Resources Ltd’s Annual Report filed with the SEC on form S (1). In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the result of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in Tatra Resources Ltd’s 2010  audited financial statements have been omitted.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that Tatra Resources Ltd   will continue as a going concern. As shown in the accompanying financial statements, Tatra Resources Ltd generated a loss for the three months ended June 30, 2010, and has an accumulated deficit at June 30, 2010. These conditions raise substantial doubt as to Tatra Resources Ltd’s  ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Tatra Resources Ltd  is unable to continue as a going concern. Management intends to finance these deficits be selling its common stock.

NOTE 3 – SHAREHOLDER LOANS

During the three months ended June 30, 2010 further advances of $ 6,670 were made to the Company.
These loans are unsecured, not subject to interest and payable upon demand. The balance as June 30, 2010 is $11,395.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$10.70
Printing Expenses	250.00
Accounting Fees and Expenses	5,739.30
Legal Fees and Expenses	3,500.00
Blue Sky Fees/Expenses	500.00

TOTAL	$10,000.00

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Charter provisions of the Company

Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or, while an officer or director of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful.

Our Bylaws allow us to purchase and maintain insurance for any person who is or was a director or officer of the Company, or is or was serving at request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she is indemnified against such liability or expense pursuant to the indemnification provisions of our Bylaws and whether or not the Company would have the power or would be required to indemnify him or her against such liabilities pursuant to such indemnification provisions or Nevada or other applicable law.

Our Bylaws also provide that to the same extent as it may do for any officer or director, the Company may indemnify and advance expenses to any person who is not and was not a director or officer of the Company, but who is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise.

Nevada Law

We are incorporated pursuant to the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statues provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ feeds, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonably cause to believe that his or her conduct was unlawful.

Section 78.7502 of the Nevada Revised Statutes, also, provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Revised Statues provides that discretionary indemnification pursuant to that Section 78.7502, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751 of the Nevada Revised Statutes, by the corporation may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made by:

•	By the stockholders;

•	By the board of directors by majority vote of a quorum consisting of directors – who were not parties to the action, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal, counsel in a written opinion.

The Articles of Incorporation, the Bylaws or an agreement made by a corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred an in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.751:

•
does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses made pursuant to Subsection 2 of Section 78.751 of the Nevada Revised Statutes, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•	continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to Nevada law, or otherwise, we have been advised the opinion of Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of the Company in successful defense of any action, suit, or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Randy White Pobrezni 95/74 Prague, 18700 Czech Republic	October 22, 2009	2,750,000	Cash of $5,500

We issued the foregoing restricted shares of common stock to Mr. White pursuant to Regulation S of the Securities Act of 1933. The sale of the shares to Mr. White took place outside the United States of America and Mr. White is a non-US person as defined in Regulation S. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 16.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit Number	Document Description
3.1	Articles of Incorporation.*
3.2	Bylaws.*
5.1	Opinion of Stepp Law Corporation regarding the legality of the securities being registered.*
7.1	Tatra Lode Mining Claim and Geological Evaluation Report.*
23.1	Consent of MaloneBailey LLP., Independent Registered Public Accounting Firm.
23.2	Consent of Lawrence Sookochoff
99.1	Subscription Agreement

* Incorporated by reference to our registration statement on Form S-1 filed on May 20, 2010.
ITEM 17.  UNDERTAKINGS.

A.  The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Prague, Czech Republic on this 29th day of September, 2010.

Tatra Resources Ltd.

BY:	/s/ Randy White
Randy White
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 29, 2010

By:  /s/ Randy White
Randy White
President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer, Controller and Sole Director of the Board of Directors